                                                                   Exhibit 2.1










                             DISTRIBUTION AGREEMENT

                                     between

                            FLOWERS INDUSTRIES, INC.

                                       and

                               FLOWERS FOODS, INC.

                          DATED AS OF OCTOBER 26, 2000

                                TABLE OF CONTENTS


                                                                               PAGE
                                    ARTICLE 1
                                   DEFINITIONS

SECTION 1.01.    Definitions....................................................1

                                    ARTICLE 2
                   CONTRIBUTIONS AND ASSUMPTION OF LIABILITIES

SECTION 2.01.    Contribution of Contributed Subsidiaries......................12
SECTION 2.02.    Transfers of Certain Assets to Spinco Group...................13
SECTION 2.03.    Assumption of Certain Liabilities.............................13
SECTION 2.04.    Agreement Relating to Consents Necessary to Transfer Assets...13

                                    ARTICLE 3
                                THE DISTRIBUTION

SECTION 3.01.    Cooperation Prior to the Distribution.........................14
SECTION 3.02.    Tulip Board Action; Conditions Precedent to the
                 Distribution..................................................14
SECTION 3.03.    The Distribution..............................................15
SECTION 3.04.    Stock Dividend................................................15
SECTION 3.05.    Fractional Shares.............................................15
SECTION 3.06.    Representations of Spinco; Release............................15

                                    ARTICLE 4
                        INDEMNIFICATION AND OTHER MATTERS

SECTION 4.01.    Spinco Indemnification of Tulip...............................16
SECTION 4.02.    Tulip Indemnification of Spinco Group.........................16
SECTION 4.03.    Insurance and Third Party Obligations; Limitation on
                 Liability.....................................................17
SECTION 4.04.    Notice and Payment of Claims..................................17
SECTION 4.05.    Notice and Defense of Third-Party Claims......................17
SECTION 4.06     Adjustment in Indemnity Payment for Tax Consequences..........20
SECTION 4.07.    Non-Exclusivity of Remedies...................................20

                                    ARTICLE 5
                                EMPLOYEE MATTERS

SECTION 5.01.    Employee Matters Generally....................................20



                                    ARTICLE 6
                              ACCESS TO INFORMATION

SECTION 6.01.    Provision of Corporate Records...............................21
SECTION 6.02.    Access to Information........................................21
SECTION 6.03     Litigation Cooperation.......................................21
SECTION 6.04.    Reimbursement................................................22
SECTION 6.05.    Retention of Records.........................................22
SECTION 6.06.    Confidentiality..............................................22
SECTION 6.07.    Right of Inquiry.............................................23

                                    ARTICLE 7
                            CERTAIN OTHER AGREEMENTS

SECTION 7.01.    Intercompany Accounts; Services; Guaranties..................24
SECTION 7.02.    Trademarks; Trade Names......................................25
SECTION 7.03.    Further Assurances and Consents..............................25
SECTION 7.04     Non-Solicitation.............................................25
SECTION 7.05.    Third Party Beneficiaries....................................26
SECTION 7.06.    Intellectual Property Rights and Licenses....................26
SECTION 7.07.    Insurance....................................................26

                                    ARTICLE 8
                                      TAXES

SECTION 8.01.    Liability for Taxes..........................................28
SECTION 8.02.    Tax Returns..................................................29
SECTION 8.03.    Distribution.................................................30
SECTION 8.04.    Tax Refunds and Benefits.....................................30
SECTION 8.05.    Tax Sharing Arrangements.....................................31
SECTION 8.06.    Contest Provisions...........................................32
SECTION 8.07.    Cooperation on Tax Matters; Other Tax Matters................33

                                    ARTICLE 9
                                  MISCELLANEOUS

SECTION 9.01.    Notices......................................................34
SECTION 9.02.    Amendments; No Waivers.......................................35
SECTION 9.03.    Expenses.....................................................35
SECTION 9.04.    Successors and Assigns.......................................35
SECTION 9.05.    Governing Law................................................35
SECTION 9.06.    Counterparts; Effectiveness..................................35
SECTION 9.07.    Entire Agreement.............................................36
SECTION 9.08.    Certain Transfer Taxes.......................................36
SECTION 9.09.    Jurisdiction.................................................36
SECTION 9.10.    Pre-Litigation Dispute Resolution............................36
SECTION 9.11.    Severability.................................................37



SECTION 9.12.    Survival......................................................37
SECTION 9.13.    Captions......................................................37
SECTION 9.14.    Specific Performance..........................................37


Schedule A      --   Spinco Assets - Contracts
Schedule B      --   Spinco Assets - Other Assets, Properties and Business
Schedule C      --   Spinco Group Liabilities
Schedule D      --   Spinco Intellectual Property Rights
Schedule E      --   Spinco Litigation
Schedule F      --   Assumed Debt
Schedule G      --   Company Debt
Schedule H      --   Restated Spinco Charter
Schedule 2.01   --   Contribution of Contributed Subsidiaries
Schedule 7.01   --   Existing Arrangements
Schedule 7.07   --   Group Policies
Exhibit A       --   Employee Benefits Agreement

                             DISTRIBUTION AGREEMENT

                  This DISTRIBUTION AGREEMENT dated as of October 26, 2000 (this "AGREEMENT") between Flowers Industries, Inc., a Georgia corporation ("TULIP"), and Flowers Foods, Inc., a Georgia corporation ("SPINCO").

                              W I T N E S S E T H:

                  WHEREAS, Spinco is presently a wholly-owned subsidiary of Tulip;

                  WHEREAS, the Board of Directors of Tulip has determined that it is in the best interests of Tulip, its shareholders and Spinco that all outstanding shares of Spinco Common Stock (as defined below) be distributed pro rata to Tulip's shareholders (provided that all conditions precedent to the Distribution have been satisfied) and that, pursuant to an Agreement and Plan of Restructuring and Merger dated as of October 26, 2000 ("MERGER AGREEMENT") among Tulip, Kellogg Company, a Delaware corporation ("PARENT"), and Kansas Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY"), immediately after the Distribution Merger Subsidiary be merged with and into Tulip, as a result of which Tulip will become a wholly-owned subsidiary of Parent (the "MERGER");

                  WHEREAS, for United States federal income Tax (as defined below) purposes, it is intended that the holders of Tulip Common Stock be treated as having received cash consideration from Parent and the Spinco Common Stock in redemption and disposition of the outstanding Tulip Common Stock (as defined below);

                  WHEREAS, Tulip is concurrently herewith entering into, or proposes to enter into prior to the Distribution Date (as defined below), the Ancillary Agreements (as defined below); and

                  WHEREAS, the parties hereto desire to set forth herein the principal corporate transactions to be effected in connection with the Distribution and certain other matters relating to the relationship and the respective rights and obligations of the parties following the Distribution.

                  NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

                  SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

                  "ACTION" means any claim, suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Entity or similar Person or body.

                  "AFFILIATE" shall have the meaning ascribed to such term in Rule 12b-2 of the Exchange Act (as defined herein) as of the date hereof.

                  "AGREEMENT" has the meaning set forth in the recitals.

                  "ANCILLARY AGREEMENTS" means the Employee Benefits Agreement and any additional agreement entered into between Tulip and Spinco, which shall not be entered into without the prior written consent of Parent (which shall not be unreasonably withheld to the extent any such agreement does not adversely affect Tulip or any of its Affiliates, including Parent, or the financial strength or creditworthiness of Spinco, in each case, following the Distribution
Time).

                  "ASSUMED DEBT" means all debt and similar obligations of Tulip immediately prior to the Distribution, all of which shall be assumed by Spinco pursuant to this Agreement (except for the Company Debt which shall remain an obligation of Tulip following the Distribution) including as set forth on Schedule F.

                  "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

                  "COMMISSION" means the Securities and Exchange Commission.

                  "COMPANY DEBT" means the debt of Tulip as set forth on Schedule G, including without limitation any other debt or similar obligations of Tulip immediately prior to the Distribution to the extent such debt is not expressly assumed by Spinco in accordance with the terms of such debt or similar obligations or otherwise refinanced, repaid or satisfied by Spinco, including, without limitation, if applicable, Tulip's 7.15% Debentures due 2028 and the Loan Facility Agreement by and among Tulip, Suntrust Bank, Atlanta and each of the participants party thereto, dated as of November 5, 1999, and all other agreements referenced in Section 4.04(1) of the Company Disclosure Schedule (as defined in the Merger Agreement).

                  "CONFIDENTIAL INFORMATION" has the meaning set forth in
Section 6.06.

                  "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated as of July 24, 2000 between Parent and Tulip.

                  "CONTRACTS" means any agreement, lease, license, contract, treaty, note, mortgage, indenture, franchise, permit, concession, arrangement or other obligation.

                  "CONTRIBUTED SUBSIDIARIES" means (i) Flowers Bakeries Brands, Inc., a Georgia corporation, Mrs. Smith's Bakeries, Inc., a Georgia corporation, and Flowers Investments, Inc., a Georgia corporation, (ii) any subsidiaries formed for the purpose of effecting the Restructuring, and (iii) the respective direct and indirect Subsidiaries of the Persons referred to in clauses (i) and
(ii).

                  "CONTRIBUTION" has the meaning set forth in Section 2.01.

                  "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

                  "CONTROLLING PARTY" has the meaning set forth in Section 8.06(b).

                  "CURRENT PERIOD" means, in the case of a Straddle Period, that portion of the Straddle Period that ends, with respect to Tulip, on and includes the Distribution Date.

                  "DAMAGES" means, with respect to any Person, any and all damages (including punitive and consequential damages), losses, Liabilities and expenses incurred or suffered by such Person (including all expenses of investigation, all attorneys' and expert witnesses' fees and all other out-of-pocket expenses incurred in connection with any Action or threatened Action).

                  "DISCONTINUED BUSINESS" means any assets, business or operations of Tulip, Spinco, their respective Subsidiaries or the Contributed Subsidiaries that are or have been discontinued, sold or otherwise divested prior to or on the Distribution Date.

                  "DISTRIBUTION" means the distribution by Tulip, pursuant to the terms and subject to the conditions hereof, of all of the outstanding shares of Spinco Common Stock to the Tulip Shareholders of record as of the Record Date.

                  "DISTRIBUTION AGENT" means First Union National Bank, or such other nationally recognized banking institution as mutually agreed upon by Parent and Spinco.

                  "DISTRIBUTION DATE" means the Business Day on which the Distribution is effected.

                  "DISTRIBUTION DOCUMENTS" means this Agreement and the Ancillary Agreements and any other agreements or documents entered into, with Parent's prior written consent (which shall not be unreasonably withheld to the extent such other agreements or documents do not adversely affect Tulip or any of its Affiliates, including Parent, or the financial strength or creditworthiness of Spinco, in each case, following the Distribution Time) to effect the transactions contemplated hereby or by the Ancillary Agreements (but excluding the Confidentiality Agreement and the Merger Agreement).

                  "DISTRIBUTION TIME" means the time immediately before the Merger Effective Time (as defined below).

                  "DRAFT RETURN" has the meaning set forth in Section 8.02(b).

                  "ELF" means Keebler Foods Company, a Delaware corporation.

                  "ELF INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property Rights (i) owned by ELF or (ii) owned by a third party and licensed or sublicensed to ELF.

                  "ELF MERGER" means the merger provided for in the Agreement and Plan of Merger, dated as of October 26, 2000, among ELF, Flowers Industries, Inc. and FK Acquisition Corp. (the "ELF MERGER AGREEMENT").

                  "ELF MERGER DATE" means the date as of which the Effective Time (as defined in the ELF Merger Agreement) of the ELF Merger occurs.

                  "EMPLOYEE BENEFITS AGREEMENT" means the Employee Benefits Agreement in the form attached as Exhibit A hereto to be entered into before the Distribution Date between Tulip and Spinco, with only those amendments or modifications made with Parent's prior written consent (which shall not be unreasonably withheld to the extent such amendments or modifications do not adversely affect Tulip or any of its Affiliates, including Parent, or the financial strength or creditworthiness of Spinco in each case following the Distribution Time).

                  "ENVIRONMENTAL LAWS" means all Laws or any agreements with any Governmental Entity or other third party relating to human health, safety or the environment, including laws and agreements relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

                  "FINALLY DETERMINED" means, with respect to any Action, threatened Action or other matter, that the outcome or resolution of that Action, threatened Action or other matter either (i) has been decided through binding arbitration or by a Governmental Entity of competent jurisdiction by judgment, order, award, or other ruling or (ii) has been settled or voluntarily dismissed by the parties pursuant to the dispute resolution procedure set forth in Section 9.10 or otherwise and, in the case of each of clauses (i) and (ii), the claimants' rights to maintain that Action, threatened Action or other matter have been finally adjudicated, waived, discharged or extinguished, and that judgment, order, ruling, award, settlement or dismissal (whether mandatory or voluntary, but if voluntary that dismissal must be final, binding and with prejudice as to all claims specifically pleaded in that Action, threatened Action or other matter) is subject to no further appeal, vacatur proceeding or discretionary review.

                  "FINALLY SETTLED" has the meaning set forth in Section
8.04(c).

                  "GOVERNMENTAL ENTITY" means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.

                  "GROUP" means, as the context requires, the Spinco Group (as defined below) or Tulip.

                  "GROUP POLICIES" means all Policies, current or past, which prior to the Distribution Time are or at any time were maintained by or on behalf of or for the benefit or protection of Tulip or any Affiliate (or any of their predecessors) and/or one or more of the current or past directors, officers, employees or agents of any of the foregoing including, without limitation, the Policies identified on Schedule 7.07 hereto.

                  "HAZARDOUS SUBSTANCE" means (i) chemicals, pollutants, contaminants, hazardous wastes, toxic substances, and oil and petroleum products, (ii) any substance that is or contains friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (iii) any substance that requires removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (iv) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous.

                  "INDEMNIFIED PARTY" has the meaning set forth in Section 4.04.

                  "INDEMNIFYING PARTY" has the meaning set forth in Section
4.04.

                  "INFORMATION STATEMENT" means the information statement to be sent to each Tulip Shareholder of record as of the Record Date in connection with the Distribution.

                  "INSURANCE PROCEEDS" shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

                  "INSURED CLAIMS" shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Group Policies, whether or not subject to premium adjustments, deductibles, retentions, co-insurance, cost of reserve paid or held by or for the benefit of the applicable insured(s), uncollectability or retrospectively-rated premiums, but only to the extent that such Liabilities (i) are within applicable Group Policy limits, including aggregates and (ii) are actually paid.

                  "INTELLECTUAL PROPERTY RIGHTS" means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, and all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing.

                  "IRS" means the Internal Revenue Service.

                  "LAW" means any applicable federal, state, local or foreign law, statute, common law, ordinance, directive, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

                  "LIABILITY" or "LIABILITIES" means any and all claims, debts, liabilities, assessments, costs (including, with respect to matters under Environmental Laws, removal costs, remediation costs, closure costs and expenses of investigation and ongoing monitoring), deficiencies, charges, demands, fines, penalties, damages, losses, Taxes, disgorgements and obligations, of any kind, character or description (whether absolute, contingent, matured, not matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise) whenever arising, including, but not limited to, all costs, interest and expenses relating thereto (including, but not limited to, all expenses of investigation, all attorneys' and expert witnesses' fees and all other out-of-pocket expenses in connection with any Action or threatened Action) and expressly including those relating to an Indemnified Party's own negligence or other misconduct.

                  "MERGER" has the meaning set forth in the recitals.

                  "MERGER AGREEMENT" has the meaning set forth in the recitals.

                  "MERGER EFFECTIVE TIME" shall have the meaning assigned to the term Effective Time in the Merger Agreement.

                  "MERGER SUBSIDIARY" has the meaning set forth in the recitals.

                  "NONCONTROLLING PARTY" has the meaning set forth in Section 8.06(b).

                  "NYSE" has the meaning set forth in Section 3.01(d).

                  "OFFSET AMOUNT" has the meaning set forth in Section 8.04(c).

                  "OFFSET DATE" has the meaning set forth in Section 8.04(c).

                  "PARENT" has the meaning set forth in the recitals.

                  "PARENT-DIRECTED TRANSACTIONS" means any transactions that occur at the direction of Parent on the Distribution Date after the consummation of the Merger (other than any transaction contemplated by this Agreement, any restructuring undertaken in anticipation thereof and any transactions which occur in the ordinary course of business). For the absence of doubt, neither the Distribution, the Restructuring, the Merger, the ELF Merger or any transaction undertaken in anticipation thereof shall be considered a Parent-Directed Transaction.

                  "PERSON" means any individual, corporation (including not-for-profit corporations), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

                  "POLICIES" means insurance policies and insurance contracts of any kind, including, without limitation, primary, excess and umbrella policies, directors and officers', errors and omissions, commercial general liability policies, life and benefits policies and contracts, fiduciary liability, automobile, aircraft, property and casualty, workers' compensation and employee dishonesty insurance policies, bonds and ELF-insurance together with the rights, benefits and privileges thereunder.

                  "PROXY STATEMENT" means the proxy statement of Tulip to be filed with the Commission pursuant to the Exchange Act in connection with the Merger.

                  "RECORD DATE" means the date determined by Tulip's Board of Directors (or by a committee of that board or any other Person acting under authority duly delegated to that committee or Person by Tulip's Board of Directors or a committee of that Board) as the record date for determining the Tulip Shareholders of record entitled to receive the Distribution.

                  "REGISTRATION STATEMENT" means the registration statement on Form 10, Form S-1, or Form S-4 to be filed by Spinco with the Commission to effect the registration of Spinco Common Stock (as defined below) pursuant to the Exchange Act or the Securities Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

                  "RELEASES" means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, migrating, transporting, placing, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment, that is not authorized by a Governmental Entity.

                  "REPRESENTATIVES" has the meaning set forth in Section 6.06.

                  "REQUEST" has the meaning set forth in Section 6.03.

                  "RESTATED SPINCO CHARTER" means the restated articles of incorporation of Spinco, which shall be in the form attached hereto as Schedule H, with such changes as the Board of Directors of Spinco reasonably determines, subject to the prior written approval of Parent (such approval not to be unreasonably withheld).

                  "RESTRUCTURING" means the contributions pursuant to Section
2.01 hereof, the settlement of intercompany accounts prior to or as of the Distribution Time, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements (other than the Merger).

                  "SECURITIES ACT" means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

                  "SERVICES" has the meaning set forth in Section 7.01(c).

                  "SPINCO" has the meaning set forth in the recitals.

                  "SPINCO AFFILIATED GROUP" has the meaning set forth in Section 8.01(a).

                  "SPINCO ASSETS" means all assets, leases, properties and businesses, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used by Tulip or any member of the Spinco Group, excluding the Tulip Assets. Without limitation and for the avoidance of doubt, the following items are, and shall be, "SPINCO ASSETS" (and are not, and shall not be, Tulip Assets):

                        (a) all right, title and interest in the real property
                  situated at 1919 Flowers Circle, Thomasville, Georgia 31757, together with all buildings, fixtures, and improvements erected thereon;

                        (b) all rights of the Spinco Group (but excluding any
                  and all rights of Tulip) under the Distribution Documents;

                        (c) to the extent relating to the business, assets or
                  employees of any member of the Spinco Group, all rights of Tulip under the Confidentiality Agreement and the confidentiality agreements entered into by Tulip with potential purchasers of Tulip or certain of Tulip's businesses prior to the date hereof;

                        (d) all cash and cash equivalents, including all bank
                  account balances and petty cash, of Tulip (provided, however, that the cash positions of Tulip cannot be increased or decreased in a manner that violates the Merger Agreement);

                        (e) all Spinco Intellectual Property Rights;

                        (f) all the rights to the contracts listed on Schedule A
                  hereto to the extent such contracts have not been entered into by or for the benefit of ELF;

                        (g) the other assets, properties and businesses listed
                  on Schedule B hereto;

                        (h) all goodwill associated with the Spinco Group, Tulip
                  or the Spinco Assets prior to the Distribution Time (excluding goodwill associated with the Tulip Assets), together with the right to represent to third parties that the Spinco Group is the successor to all businesses and operations of the Spinco Group and Tulip (other than ELF).

                  "SPINCO BUSINESS" means the businesses and operations of Spinco, its Subsidiaries and the Contributed Subsidiaries, as conducted on the date hereof, but taking into account the Restructuring.

                  "SPINCO COMMON STOCK" means the common stock, par value $.01 per share, of Spinco.

                  "SPINCO ENVIRONMENTAL LIABILITIES" means any and all Liabilities of or relating to (i) Tulip (including any Discontinued Business) or any member of the Spinco Group or (ii) the Spinco Business or the Spinco Assets, which, in either case, arise under or relate to Environmental Laws.

                  "SPINCO GROUP" means Spinco, its direct and indirect Subsidiaries and the Contributed Subsidiaries (including all successors to each of those Persons).

                  "SPINCO GROUP LIABILITIES" means, except as otherwise specifically provided in the Merger Agreement or any Distribution Document, all Liabilities (including Liabilities arising out of any litigation), whether arising before, at or after the Distribution Time, of or relating to Tulip or any member of the Spinco Group whether arising from the conduct of, in connection with or relating to the Spinco Assets or the Spinco Business or the ownership or use thereof or the Discontinued Business or otherwise; in each case excluding the Tulip Liabilities. Without limiting the generality of the foregoing, "SPINCO GROUP LIABILITIES" shall include the following Liabilities
(a) whether arising before, at or after the Distribution Time: (i) any Liabilities arising out of, in connection with or related to the Spinco Assets, the Spinco Business or the Discontinued Business, (ii) the Spinco Environmental Liabilities, (iii) the Assumed Debt, (iv) the Spinco Litigation, (v) the Liabilities set forth on Schedule C hereto, (vi) the contracts set forth on Schedule A, (vii) all other Liabilities of the Spinco Group under any Distribution Document, (viii) except to the extent otherwise expressly provided in this Agreement or the Merger Agreement, all Liabilities of the Spinco Group or Tulip arising out of, or in connection with or related to the Distribution and any of the other transactions contemplated by this Agreement or any of the Ancillary Agreements, including any advisory fees for the Merger and the Distribution to the extent such fees exceed $16 million, (ix) (1) any Taxes imposed upon or relating to Spinco, the Spinco Assets, the Spinco Business, the Discontinued Business or the Contributed Subsidiaries and (2) any Taxes for which Spinco is liable pursuant to Article 8 hereof, or (x) any and all Liabilities (A) arising out of, in connection with or relating to any of the Benefit Arrangements and Employee Plans (as defined in the Tulip Merger Agreement), or (B) otherwise arising out of, in connection with or relating to the employment of any individual by Tulip, Spinco or any of their respective Affiliates (whether relating to periods before, including or after the Distribution Time), including without limitation Liabilities for compensation and benefits, other than employment of Elf Employees (as defined in the Elf Merger Agreement) by ELF and its Subsidiaries after the Distribution Time, and
(b) to the extent arising prior to or at the Distribution Date, any Liabilities for any accounts payable of Tulip or the Spinco Group, unless expressly a Tulip Liability. Nothing in this Agreement shall be interpreted to mean that the obligations of Surviving Corporation (as defined in the Merger Agreement) under
Section 7.02 of the Merger Agreement constitute Spinco Group Liabilities.

                  "SPINCO INDEMNITEE" has the meaning set forth in Section 4.02(a).

                  "SPINCO INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property Rights (i) owned by a member of the Spinco Group or Tulip or (ii) owned by a third party and licensed or sublicensed to a member of the Spinco Group or Tulip, including without limitation:

                       (i) all Tulip Name Rights, other than ELF Intellectual Property Rights; and

                       (ii) the Intellectual Property Rights listed on Schedule D hereto, it being expressly understood that no Intellectual Property Rights owned by, licensed to, sublicensed to, used by or related to ELF or any of its Subsidiaries constitute Spinco Intellectual Property Rights.

                  "SPINCO LITIGATION" means (i) any litigation in which Tulip or one or more of its officers, directors or employees is named a defendant (x) relating to, involving or arising out of the Spinco Assets, the Spinco Business or Tulip, including any Discontinued Business, (y) alleging violations of federal or state securities laws by Tulip or (z) alleging breaches of fiduciary duties of the Tulip directors under state law (in the case of clauses (y) and (z), including the cases set forth on Schedule E); and (ii) any litigation in which Tulip (or one or more of its officers, directors or employees) is named a defendant on or after the date hereof alleging violations of federal or state securities laws or breaches of fiduciary duties of the Tulip directors at or prior to the Merger Effective Time under state law, in each case described in this clause (ii) (x) relating to or arising out of the Merger or the Restructuring or (y) arising out of matters occurring before the Merger Effective Time.

                  "STRADDLE PERIOD" means any taxable year or period beginning on or before and ending after, with respect to Tulip, the Distribution Date.

                  "STRADDLE PERIOD TAX PROCEEDING" has the meaning set forth in
Section 8.06(b).

                  "SUBSIDIARY" means, with respect to any Person, any entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries or by such Person and any one or more of its respective Subsidiaries.

                  "TAX" or "TAXES" means (i) any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "TAXING AUTHORITY"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, (ii) any liability for the payment of any amount of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability to a Taxing Authority is determined or taken into account with reference to the liability of any other Person (including, e.g., liability under Treasury Regulation 1.1502-6 or similar liability under any other Law), and (iii) any liability with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including, but not limited to, an indemnification obligation).

                  "TAX AMOUNT" has the meaning set forth in the Merger
Agreement.

                  "TAX PROCEEDING" has the meaning set forth in Section 8.06(a).

                  "TAX REPORTING STANDARD" has the meaning set forth in Section 8.02(b).

                  "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

                  "TAXING AUTHORITY" has the meaning set forth in the definition of "Tax".

                  "THIRD-PARTY CLAIM" has the meaning set forth in Section 4.05.

                  "TRANSFER" has the meaning set forth in Section 2.02.

                  "TULIP" has the meaning set forth in the recitals.

                  "TULIP ASSETS" means all assets as reflected in the unaudited pro forma consolidated balance sheet as of July 15, 2000 of Tulip set forth in
Section 4.08 of the Company Disclosure Schedule accompanying the Merger Agreement and the after-tax proceeds of the special dividend contemplated by
Section 6.06 of the ELF Merger Agreement to be received by Tulip. Without limitation and for the avoidance of doubt, the following items are, and shall be, "TULIP ASSETS" (and are not, and shall not be, Spinco Assets):

                        (b) all rights of Tulip (but excluding any and all rights of the Spinco Group) under the Merger Agreement, the Confidentiality Agreement and the Distribution Documents; and

                        (c) all capital stock of ELF owned by Tulip and any rights related to its ownership interest in ELF.

                  "TULIP COMMON STOCK" means the common stock, par value $0.625 per share, of Tulip.

                  "TULIP INDEMNITEE" has the meaning set forth in Section
4.01(a).

                  "TULIP LIABILITIES" means only the following Liabilities, whether arising before, at or after the Distribution Time: (i) the Company Debt but not any claim, action or litigation arising from the decision to pursue the transactions contemplated by this Agreement, the Merger Agreement, the Ancillary Agreements or the treatment in the transactions contemplated hereby of any third party debt and (ii) any advisory fees relating to the Merger and/or Distribution not to exceed $16 million, it being agreed that notwithstanding the structuring of the transaction as a merger between Tulip and Merger Subsidiary, it is the intention of the parties to place Parent and, after the Merger, Tulip, in the same position, with respect to assumption of or responsibility for Liabilities, as would occur if, instead of consummating the Merger, Parent were only to purchase the capital stock Tulip owns in ELF directly from Tulip (subject to clauses (i) and (ii) above of this definition). For the avoidance of doubt, "TULIP LIABILITIES" shall exclude among other matters (i) any and all Liabilities to the extent specifically retained or assumed by the Spinco Group under this Agreement or otherwise, (ii) any Taxes imposed upon or relating to Spinco, the Spinco Assets, the Spinco Business, the Discontinued Business or the Contributed Subsidiaries and (iii) any Taxes for which Spinco is liable pursuant to Article 8 hereof.

                  "TULIP NAME RIGHTS" means all right, title and interest in and use of the "Tulip" name and any derivative thereof including, without limitation, all trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith.

                  "TULIP SHAREHOLDERS" means the holders of the Tulip Common Stock.

                  Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

                  Any reference to "including" or "include" means "including, without limitation" or "include, without limitation," respectively.

                                   ARTICLE 2

                   CONTRIBUTIONS AND ASSUMPTION OF LIABILITIES

                  SECTION 2.01. Contribution of Contributed Subsidiaries. Upon the terms and subject to the conditions set forth in the Merger Agreement and the Distribution Documents, effective prior to the Distribution Time, Tulip shall contribute to Spinco all of the outstanding shares of capital stock of, or other ownership interests in, each of the Subsidiaries in clause (i) and clause
(ii) of the definition of Contributed Subsidiaries in the manner described in
Schedule 2.01, subject to receipt of any necessary consents or approvals of third parties or of Governmental Entities and subject to Section 7.03.

                  SECTION 2.02. Transfers of Certain Assets to Spinco Group. Upon the terms and subject to the conditions set forth in the Merger Agreement or any Distribution Document, except as otherwise expressly set forth therein, effective prior to or as of the Distribution Time, subject to receipt of any necessary consents or approvals of third parties or of Governmental Entities, Tulip shall assign, contribute, convey, transfer and deliver ("TRANSFER") to Spinco or to one or more of Spinco's wholly-owned Subsidiaries all of the right, title and interest of Tulip in and to all Spinco Assets that are not owned, held or used by a Contributed Subsidiary, if any, as the same shall exist on the Distribution Date immediately prior to the Distribution Time.

                  SECTION 2.03. Assumption of Certain Liabilities. Upon the terms and subject to the conditions set forth in the Merger Agreement or any Distribution Document, effective as of the Distribution Time (or of the time of Transfer, if earlier, of the assets to which such Liabilities are attributable), Spinco hereby unconditionally (i) assumes all Spinco Group Liabilities to the extent not then an existing obligation of the Spinco Group and (ii) undertakes to pay, satisfy and discharge when due in accordance with their terms all Spinco Group Liabilities.

                  SECTION 2.04. Agreement Relating to Consents Necessary to Transfer Assets. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign any asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the necessary consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Spinco, or any member of the Spinco Group, or Tulip thereunder. Spinco and Tulip shall cooperate with each other, keep each other informed and will, subject to Section 7.03, use their reasonable best efforts to obtain the consent of any third party or any Governmental Entity, if any, required in connection with the transfer or assignment pursuant to Sections 2.02, 2.03 or 2.04 of any such asset or any claim or right or any benefit arising thereunder. Until such required consent is obtained, or if such consent cannot be obtained or an attempted assignment thereof would be ineffective or would adversely affect the rights of the transferor thereunder so that the intended transferee would not in fact receive substantially all such rights, Spinco and Tulip will use reasonable efforts to cooperate in a mutually agreeable arrangement under which the intended transferee would obtain (at the transferee's expense and at no cost to the transferor) the benefits and assume the obligations thereunder in accordance with this Agreement, including (but not limited to) sub-contracting, sub-licensing or sub-leasing to such transferee, or under which the transferor would enforce for the benefit of the transferee and (except as otherwise provided herein or in any Ancillary Agreement) at the transferee's expense any and all rights of the transferor against, with the transferee assuming the transferor's obligations to, each third party thereto.

                                   ARTICLE 3

                                THE DISTRIBUTION

                  SECTION 3.01. Cooperation Prior to the Distribution. (a) As promptly as practicable after the date of this Agreement, Parent, Tulip and Spinco shall prepare, and Spinco shall file with the Commission, the Registration Statement, which shall include or incorporate by reference the Information Statement. Parent, Tulip and Spinco shall use their reasonable best efforts to cause the Registration Statement to become effective under the Exchange Act or Securities Act as soon as practicable. After the Registration Statement has become effective, Tulip shall mail the Information Statement as promptly as practicable to the Tulip Shareholders of record as of the Record Date.

                  (b) Parent, Tulip and Spinco shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments or supplements thereto that are appropriate to reflect the establishment of or amendments to any employee benefit and other plans contemplated by the Ancillary Agreements.

                  (c) Tulip and Spinco shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated hereby or by the Ancillary Agreements.

                  (d) Spinco shall prepare, file and pursue an application to permit the listing of the Spinco Common Stock on the New York Stock Exchange ("NYSE").

                  SECTION 3.02. Tulip Board Action; Conditions Precedent to the Distribution. Tulip's Board of Directors shall establish (or delegate authority to establish) the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur unless the following conditions shall have been satisfied or, to the extent permitted, waived:

                  (a) the Registration Statement shall have become effective with the Commission under the Exchange Act or Securities Act and shall have been mailed to all Tulip shareholders of record on the Record Date;

                  (b) the Spinco Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of issuance;

                  (c) the Restated Spinco Charter shall be in effect;

                  (d) the contributions referred to in Section 2.01, the transfers referred to in Section 2.02, and the assumptions of Liabilities referred to in Section 2.03 of this Agreement shall have been effected;

                  (e) the Employee Benefits Agreement shall have been duly executed and delivered by the parties thereto; and

                  (f) each condition to the Merger set forth in Sections 9.01,
9.02 and 9.03 of the Merger Agreement shall have been satisfied or waived.

                  SECTION 3.03. The Distribution. Subject to the terms and conditions set forth in this Agreement, (i) immediately prior to the Distribution Time, Tulip shall deliver to the Distribution Agent, for the benefit of the Tulip Shareholders of record on the Record Date, a stock certificate or certificates, endorsed by Tulip in blank, representing all of the then-outstanding shares of Spinco Common Stock owned by Tulip, (ii) the Distribution shall be effective as of the Distribution Time and (iii) Tulip shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Distribution Date, to each Tulip Shareholder of record as of the Record Date one share of Spinco Common Stock (together with the associated preferred share purchase rights), for that certain number of shares (as determined by the Tulip Board of Directors) of Tulip Common Stock so held. Spinco agrees to provide all certificates for shares of Spinco Common Stock that Tulip shall require (after giving effect to Sections 3.04 and 3.05) in order to effect the Distribution. The Merger and Distribution shall be effected such that the Merger Consideration (as defined in the Merger Agreement) and the shares of Spinco Common Stock to be distributed in the Distribution are payable and distributable, as applicable, only to the same Tulip Shareholders, it being understood that the Distribution shall be effective immediately before the Merger Effective Time.

                  SECTION 3.04. Stock Dividend. On or before the Distribution Date, Spinco shall issue to Tulip as a stock dividend the number of shares of Spinco Common Stock (together with the associated preferred share purchase rights) that are required to effect the Distribution, as certified by the Distribution Agent. In connection with the Distribution, Tulip shall deliver to Spinco for cancellation all of the share certificates currently held by it representing Spinco Common Stock.

                  SECTION 3.05. Fractional Shares. No certificates representing fractional shares of Spinco Common Stock will be distributed in the Distribution. The Distribution Agent will be directed to determine the number of whole shares and fractional shares of Spinco Common Stock allocable to each Tulip Shareholder of record as of the Record Date. Upon the determination by the Distribution Agent of such number of fractional shares, as soon as practicable after the Distribution Date, the Distribution Agent, acting on behalf of the holders thereof, shall sell such fractional shares for cash on the open market in each case at the then prevailing market prices and shall disburse to each holder entitled thereto, in lieu of any fractional share, without interest, that holder's ratable share of the proceeds of that sale, after making appropriate deductions of the amount required, if any, to be withheld for United States federal income Tax purposes.

                  SECTION 3.06. Representations of Spinco; Release. Spinco represents and warrants to Tulip that at and following the Distribution Time Tulip has no Liabilities other than the Tulip Liabilities. Tulip is hereby unconditionally released, from and after the Distribution Time, from all Spinco Group Liabilities.

                                   ARTICLE 4

                        INDEMNIFICATION AND OTHER MATTERS

                  SECTION 4.01. Spinco Indemnification of Tulip. (a) Subject to
Section 4.03, from and after the Distribution Date, Spinco shall indemnify, defend and hold harmless each of Tulip, its Affiliates (including, for the avoidance of doubt, Parent) and their respective officers, directors, employees, successors and assigns (each, a "TULIP INDEMNITEE") from and against any and all Damages incurred or suffered by any Tulip Indemnitee arising out of, in connection with or relating to (i) any and all Spinco Group Liabilities, and
(ii) the breach by any member of the Spinco Group of any obligation under any Distribution Document (subject to any limitation set forth therein), including Damages reasonably incurred, arising out of the enforcement of this Section 4.01.

                  (b) Subject to Section 4.03, from and after the Distribution Date, Spinco shall indemnify, defend and hold harmless each Tulip Indemnitee and each Person, if any, who controls any Tulip Indemnitee within the meaning of either Section 15 of the Securities Act or

Section 20 of the Exchange Act from and against any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof or the Information Statement (in each case as amended or supplemented if Spinco shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that those Damages are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is furnished to Spinco by Parent or any of its Affiliates (other than Tulip) in writing specifically for use therein.

                  SECTION 4.02. Tulip Indemnification of Spinco Group.
(a) Subject to Section 4.03, from and after the Distribution Date, Tulip shall indemnify, defend and hold harmless each member of the Spinco Group, their Affiliates and their respective officers, directors, employees, successors and assigns (each, a "SPINCO INDEMNITEE") from and against any and all Damages incurred or suffered by any Spinco Indemnitee arising out of, in connection with or relating to (i) any and all Tulip Liabilities and (ii) the breach by Tulip after the Distribution Date of any obligation of Tulip under any Distribution Document (subject to any limitation set forth therein), including Damages reasonably incurred, arising out of the enforcement of this Section 4.02.

                  (b) Subject to Section 4.03, from and after the Distribution Date, Tulip shall indemnify, defend and hold harmless each Spinco Indemnitee and each Person, if any, who controls any Spinco Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof or the Information Statement (in each case as amended or supplemented if Spinco shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Damages are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is furnished by Parent in writing to Spinco or Tulip or any of their Affiliates specifically for use therein.

                  SECTION 4.03. Insurance and Third Party Obligations; Limitation on Liability. If an Indemnified Party shall receive any amount of Insurance Proceeds or any other amount from a third party in compensation for a specific Liability giving rise to indemnification hereunder (i) at any time subsequent to the actual receipt of a payment in full of indemnification of such Liability hereunder, then such Indemnified Party shall reimburse the Indemnifying Party for any such indemnification payment made up to the amount of such Insurance Proceeds or other amounts actually received or (ii) at any time prior to the receipt of any indemnification payment in respect of such Liability hereunder, then the indemnification to be paid under Section 4.01 or 4.02 shall be paid net of the amount of any such Insurance Proceeds or other amounts actually received. Notwithstanding this Section 4.03, (x) in no event shall any Indemnified Party be required (i) to take any action, or forebear from exercising any right, under the Merger Agreement or any Distribution Document or
(ii) to take any action with respect to, make any demand under or claim any coverage in connection with, any Policy, and (y) nothing herein shall permit any Indemnifying Party to delay or refrain from making any payment to any Indemnified Party because of the availability or alleged availability of any Policy or Insurance Proceeds.

                  SECTION 4.04. Notice and Payment of Claims. If any Tulip Indemnitee or Spinco Indemnitee (the "INDEMNIFIED PARTY") determines that it is or may be entitled to indemnification by any party (the "INDEMNIFYING PARTY") under this Article 4 (other than in connection with any Action subject to Section 4.05), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Within 30 calendar days after receipt of such notice, the Indemnifying Party shall pay the Indemnified Party such amount in cash or other immediately available funds unless the Indemnifying Party objects in writing to the claim for indemnification or the amount thereof. In the event of such an objection or failure to pay by the Indemnifying Party, the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of such indemnity claim shall be paid by the Indemnifying Party to the Indemnified Party in cash within 15 calendar days after such indemnity claim has been so Finally Determined, with interest thereon at the prime rate of SunTrust Bank, Atlanta in effect from time to time for the period commencing on the 30th day following receipt of the initial notice of the claim from the Indemnified Party until the date of actual payment (inclusive).

                  SECTION 4.05. Notice and Defense of Third-Party Claims.
(a) Promptly (and in any event within 10 Business Days) following the earlier of
(i) receipt of notice, whether by service of process or otherwise, of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (ii) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "THIRD-PARTY CLAIM"), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 4.05 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure to give notice.

                  (b) Within 30 calendar days after receipt of notice from the Indemnified Party pursuant to Section 4.05(a), the Indemnifying Party may (by giving written notice thereof to the Indemnified Party) elect at its option to, and shall at the request of the Indemnified Party, assume the defense of such Third-Party Claim at the Indemnifying Party's sole cost and expense unless the Indemnifying Party objects in writing to such indemnification claim (in which case the Indemnified Party may not require the Indemnifying Party to assume the defense and the Indemnifying Party shall only assume the defense with the consent of the Indemnified Party). During such 30-calendar day period, unless and until the Indemnifying Party assumes the defense of a Third-Party Claim or objects in writing, the Indemnified Party shall take such action as it deems appropriate, acting in good faith, in connection with the Third-Party Claim; provided, however, that the Indemnified Party shall not settle or compromise, or make any offer to settle or compromise, the Third-Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld).

                  (c) If the Indemnifying Party assumes the defense of a Third-Party Claim, (w) it shall keep the Indemnified Party timely informed of all significant developments in connection therewith, (x) the defense shall be conducted by counsel retained by the Indemnifying Party, provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by counsel of its own choosing at the Indemnified Party's sole cost and expense, unless a conflict of interest is reasonably likely to exist if the Indemnifying Party's counsel represents the interests of the Indemnified Party in which case the Indemnified Party's counsel's fees shall be at the Indemnifying Party's sole cost and expense; and (y) the Indemnifying Party may settle or compromise the Third-Party Claim without the prior written consent of the Indemnified Party so long as such settlement or compromise includes an unconditional release of the Indemnified Party from all claims that are or could be the subject of such Third-Party Claim, provided that the Indemnifying Party may not agree to any such settlement or compromise pursuant to which there is any finding or admission of any violation of Law or pursuant to which any remedy or relief (including but not limited to the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof), other than monetary damages for which the Indemnifying Party shall be fully responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld).

                  (d) If the Indemnifying Party has not objected in writing to such indemnification claim, and, if at the end of the 30-calendar day period referred to in Section 4.05(b) the Indemnifying Party has not assumed the defense of such claim, or, if earlier, beginning at such time as the Indemnifying Party has declined in writing to assume the defense of a Third-Party Claim, (x) the Indemnified Party will take such steps as it deems appropriate to defend that Third-Party Claim and the defense shall be conducted by counsel retained by the Indemnified Party, provided that the Indemnifying Party shall have the right to participate in such proceedings and to be represented by counsel of its own choosing at the Indemnifying Party's sole cost and expense; and (y) the Indemnifying Party shall reimburse the Indemnified Party on a current basis (and in any event within 30-calendar days after the submission of invoices and bills by an Indemnified Party) for its expenses of investigation, attorneys' and expert witnesses' fees and other out-of-pocket expenses incurred in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided further, that the Indemnified Party shall not settle or compromise, or make any offer to settle or compromise, the Third-Party Claim unless such settlement or compromise includes an unconditional release of the Indemnifying Party from all claims that are or could be the subject of such Third-Party Claim, provided that the Indemnified Party may not agree to any such settlement or compromise pursuant to which there is any finding or admission of any violation of Law or pursuant to which any remedy or relief (including but not limited to the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnifying Party or any Subsidiary or Affiliate thereof), other than monetary damages for which the Indemnifying Party shall be fully responsible hereunder, shall be applied to or against the Indemnifying Party without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld).

                  (e) The Indemnifying Party shall pay to (or at the direction of) the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified hereunder within 15 calendar days after such Third Party Claim has been Finally Determined, in the case of an indemnity claim as to which the Indemnifying Party has acknowledged liability or, in the case of any indemnity claim as to which the Indemnifying Party has not acknowledged liability, within 15 calendar days after such Indemnifying Party's liability, if any, hereunder has been Finally Determined.

                  (f) Notwithstanding any other provision of this Agreement, Tulip acknowledges and agrees that Spinco shall (solely at its own cost and expense) assume and continue the defense of all the Spinco Litigation and that, as long as such settlement or compromise includes an unconditional release of all Tulip Indemnitees, Spinco shall be permitted to settle or compromise such Actions without the consent of Tulip or any of its Affiliates (including, after the Merger Effective Time, Parent) provided that Spinco may not agree to any such settlement or compromise pursuant to which there is any finding or admission of any violation of Law or pursuant to which any remedy or relief (including but not limited to the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Tulip Indemnitees), other than monetary damages for which Spinco shall be responsible hereunder, shall be applied to or against such Tulip Indemnitee, and which shall not jeopardize Spinco's ability to pay, perform or indemnify against other Spinco Group Liabilities without the prior written consent of such Tulip Indemnitee (which shall not be unreasonably withheld); provided, further, that Spinco shall use its reasonable best efforts to defend any Tulip Indemnitee and to cause any Tulip Indemnitee to be dismissed with prejudice as a party to any pending or future Spinco Litigation and, to the extent any Tulip Indemnitee believes, in its reasonable judgment, that Spinco has failed to diligently pursue such defense or dismissal, the Tulip Indemnitee shall be entitled (at its own cost and expense) to independently move for or otherwise pursue such defense or dismissal and to take such related actions as it may deem necessary or appropriate in connection therewith. Spinco shall keep Tulip timely informed of all significant developments with respect to the Spinco Litigation to which any Tulip Indemnitee is a party and Tulip may, at any time, at its option and expense, participate in the defense of all the Spinco Litigation with representatives of its own choosing.

                  (g) Subject to Article 6, each party shall cooperate, and cause their respective Representatives to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

                  (h) Notwithstanding anything to the contrary in this Section 4.05, the above provisions of this Section 4.05 shall not apply to Tax Proceedings, which matters shall instead be governed by Section 8.06.

                  SECTION 4.06. Adjustment in Indemnity Payment for Tax Consequences. Notwithstanding any other provision, any indemnity payment hereunder shall be increased or decreased at the time such indemnity payment is made (and at any relevant later date) by such amount as is necessary to make the Indemnified Party whole, but not greater than whole, for any Tax consequences to such party or its Affiliates (including, with respect to Tulip, Parent after the Merger Effective Time) arising in connection with such indemnity payment.

                  SECTION 4.07. Non-Exclusivity of Remedies. The remedies provided for in this Article 4 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity.

                                   ARTICLE 5

                                EMPLOYEE MATTERS

                  SECTION 5.01. Employee Matters Generally. With respect to employee matters and employee benefits arrangements, the parties hereto agree as set forth herein and in the Employee Benefits Agreement. The parties hereto agree to execute and deliver the Employee Benefits Agreement prior to the Distribution Date.

                                   ARTICLE 6

                              ACCESS TO INFORMATION

                  SECTION 6.01. Provision of Corporate Records. Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, immediately prior to or as soon as practicable following the Distribution Date, each Group shall provide to the other Group all documents, Contracts, books, records and data (including but not limited to minute books, stock registers, stock certificates and documents of title) in its possession relating primarily to the other Group or its business, assets and affairs (after giving effect to the transactions contemplated hereby); provided that if any such documents, Contracts, books, records or data relate to both Groups or the business and operations of both Groups, each such Group shall provide to the other Group true and complete copies of such documents, Contracts, books, records or data. Data stored in electronic form shall be provided in the format in which it existed at the Distribution Date, except as otherwise specifically set forth in this Agreement or any Ancillary Agreement.

                  SECTION 6.02. Access to Information. From and after the Distribution Date, each Group shall, for a reasonable period of time, afford promptly to the other Group and its accountants, counsel and other designated representatives reasonable access during normal business hours to all documents, Contracts, books, records, computer data and other data in such Group's possession relating to such other Group or the business and affairs of such other Group (after giving effect to the transactions contemplated hereby) (other than data and information subject to in the case of access provisions in any joint defense arrangements between a member or members of one Group and a member or members of the other Group, the terms of the relevant joint defense agreement), insofar as such access is reasonably required by such other Group, including, without limitation, for audit, accounting, litigation, regulatory compliance and disclosure and reporting purposes.

                  SECTION 6.03. Litigation Cooperation. From and after the Distribution Date:

                  (a) Each Group shall use all reasonable best efforts to make available to the other Group and its accountants, counsel, and other designated representatives, upon written request, its current and former directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably required in connection with any Action or threatened Action arising out of either Group's business and operations in which the requesting party may from time to time be involved.

                  (b) Each Group shall promptly notify the other Group hereto, upon its receipt or the receipt by any of its members, of a request or requirement (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar processes) which relates to the business and operations of the other party (a "REQUEST") reasonably regarded as calling for the inspection or production of any documents or other information in its possession, custody or control, as received from any Person that is a party in any Action, or, in the event the Person delivering the Request is not a party to such Action, as received from such Person. In addition to complying with the applicable provisions of Section 6.06, each Group shall assert and maintain, or cause its members to assert and maintain, any applicable claim to privilege, immunity, confidentiality or protection in order to protect such documents and other information from disclosure, and shall seek to condition any disclosure which may be required on such protective terms as may be appropriate. No Group may waive, undermine or fail to take any action necessary to preserve an applicable privilege without the prior written consent of the affected party hereto (or any affected Group member or Affiliates of any such party) except, in the opinion of such party's counsel, as required by law.

                  (c) Tulip hereby waives any conflict which might preclude counsel currently representing Tulip, Spinco or any of their respective Affiliates from representing Spinco and/or any of its Affiliates following the Distribution Date in connection with the Spinco Litigation existing at the Merger Effective Time.

                  (d) Tulip and Spinco shall enter into such joint defense agreements, in customary form, as Tulip and Spinco shall determine are advisable.

                  SECTION 6.04. Reimbursement. Except to the extent that any member of one Group is obligated to indemnify any member of the other Group under Article 4, each Group providing information or witnesses to the other Group, or otherwise incurring any expense in connection with cooperating, under Sections 6.01, 6.02 or 6.03, shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses that may reasonably be incurred in providing such information, witnesses or cooperation.

                  SECTION 6.05. Retention of Records. From and after the Distribution Date, except as otherwise required by law or agreed to in writing, each party shall, and shall cause the members of its respective Group to, retain all information relating to the other Group's business and operations in accordance with the then general practice of such party with respect to information relating to its own business and operations. Notwithstanding the foregoing, any party may destroy or otherwise dispose of any such information at any time, provided that, prior to such destruction or disposal, (i) such party shall provide not less than 90 or more than 120 calendar days' prior written notice to the other party, specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal, and (ii) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.

                  SECTION 6.06. Confidentiality. From and after the Distribution Date, each party shall hold and shall cause its Affiliates and their respective directors, officers, employees, counsel, accountants, agents, consultants, advisors and other authorized representatives ("REPRESENTATIVES") to hold in strict confidence all documents and other information (other than any such documents and other information relating solely to the business or affairs of such party) concerning the other party and/or its Affiliates ("CONFIDENTIAL INFORMATION") unless such party is compelled to disclose such documents and/or other information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law or the rules of any applicable stock exchange. Confidential Information shall not include such documents and/or other information which can be shown to have been (A) in the public domain through no fault of such party, (B) lawfully acquired after the Distribution Date on a non-confidential basis from other sources or (C) acquired or developed independently by such party without violating this Section 6.06 or the Confidentiality Agreement. Notwithstanding the foregoing, such party may disclose such Confidential Information to its Representatives so long as such Persons are informed by such party of the confidential nature of such Confidential Information and are directed by such party to treat such documents and/or other information confidentially. In the event that such party or any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar processes) to disclose any of the Confidential Information, such party will promptly notify the other party so that the other party may seek a protective order or other remedy or waive such party's compliance with this Section 6.06. Such party shall exercise reasonable efforts to preserve the confidentiality of the Confidential Information, including, but not limited to, by cooperating with the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. If, in the absence of a protective order or other remedy or the absence of receipt of a waiver of the other party, such party or any of its Representatives is nonetheless legally compelled to disclose any of the Confidential Information, such party or such Representative may disclose only that portion of the Confidential Information which is legally required to be disclosed. Such party agrees to be responsible for any breach of this Section 6.06 by it and/or its Representatives.

                  SECTION 6.07. Right of Inquiry. (a) In the event of a material adverse change after the Distribution Date in the financial condition of Spinco, which change creates a substantial risk that Spinco will not be able to satisfy or otherwise settle, when due, its indemnification obligations to the Tulip Indemnitees under this Agreement and the Ancillary Agreements. Parent shall have the right, at its own expense, subject to entering into an agreement with Spinco to preserve confidentiality and any applicable privilege for the benefit of Spinco, upon consultation with Spinco, to have limited access on reasonable prior notice to Spinco's senior management in order to monitor the status of pending and anticipated litigation and governmental investigations or proceedings for which Parent would reasonably be expected to have contingent liability. Such right of inquiry shall terminate at such time as there is no longer a substantial risk that Spinco will not be able to satisfy its indemnification obligations under this Agreement and the Ancillary Agreements.

                  (b) In addition to the provisions of paragraph (a) above, Parent shall have the right on an annual basis and subject to reasonable prior notice to meet with the General Counsel of Spinco (or such corporate officer or employee who performs the responsibilities and duties of a general counsel) and receive an oral report, in a forum in which Parent may ask questions regarding the status of pending and threatened litigation and governmental investigations or proceedings for which Parent may reasonably be expected to have contingent liability. For the avoidance of doubt, no such right shall require Spinco to (i) provide confidential information, or (ii) jeopardize the benefit of any applicable privilege. In addition, Parent shall have the further right to request one additional meeting per year in connection with the public disclosure by Spinco during such year of a material adverse development in any pending or threatened litigation or governmental investigation or proceeding for which Parent may reasonably be expected to have contingent liability. Such meeting will be on the same terms as set forth in this Section 6.07(b).

                                   ARTICLE 7

                            CERTAIN OTHER AGREEMENTS

                  SECTION 7.01. Intercompany Accounts; Services; Guaranties.
(a) Except as otherwise specifically set forth herein or in any of the Ancillary Agreements or in the Merger Agreement, (i) all intercompany loan balances in existence as of the Distribution Time between Tulip and any member of the Spinco Group will be settled or paid in cash or other immediately available funds prior to or as of the Distribution Time and (ii) all intercompany accounts receivable and accounts payable between Tulip and any member of the Spinco Group in existence at the Distribution Time shall be paid in full, in cash or other immediately available funds, by the party or parties owing such obligations prior to Distribution Time.

                  (b) Except as otherwise contemplated hereby or as set forth on
Schedule 7.01 or in any Ancillary Agreements or in the Merger Agreement, all prior agreements and arrangements, including those relating to goods, rights or services provided or licensed, between any member of the Spinco Group and Tulip shall be terminated effective as of the Distribution Time, if not previously terminated. No such agreements or arrangements shall be in effect after the Distribution Time unless embodied in this Agreement, the Ancillary Agreements or set forth on Schedule 7.01.

                  (c) In addition to any services contemplated to be provided following the Distribution Date pursuant to any Ancillary Agreement, each party, upon written request of the other party, shall make available to the other party, during normal business hours and in a manner that will not unreasonably interfere with such party's business, its financial, tax, accounting, legal, employee benefits and similar staff and services (collectively "SERVICES") whenever and to the extent that they may be reasonably required in connection with the preparation of tax returns, audits, claims, litigation or administration of employee benefit plans, and otherwise to assist in effecting an orderly transition following the Distribution Date.

                  (d) Spinco shall use its reasonable best efforts to cause itself or one or more of its Affiliates to be substituted in all respects for Tulip or any of its Affiliates, effective as of the Distribution Date, in respect of all obligations of Tulip or any of its Affiliates under any guaranties, letters of credit or letters of comfort obtained by Tulip or any such Affiliates for the benefit of the Spinco Group, any of its Affiliates or the Spinco Business (the "GUARANTIES"). If Spinco is unable to effect such a substitution with respect to any such Guaranty after using its reasonable best efforts to do so, Spinco shall obtain letters of credit, on terms and from financial institutions reasonably satisfactory to Parent, with respect to the obligations covered by each of the Guaranties for which Spinco does not effect such substitution. Subsequent to the Distribution Date, with respect to any uncancelled Guaranty for which no substitution is effected or letter of credit is provided, Spinco shall, pursuant to Section 4.01, indemnify each Tulip Indemnitee against any Liability under any such Guaranty.

                  SECTION 7.02. Trademarks; Trade Names. (a) From and after the Distribution Date, Tulip will not, and will not permit any of its Affiliates to, use any of the Spinco Intellectual Property Rights.

                  (b) As promptly as practicable following the Distribution Time, and as contemplated by the Merger Agreement, Tulip will file with the applicable Governmental Entity amendments to its articles of incorporation or otherwise take all action necessary to delete from their name the word "Tulip" or any marks and names derived therefrom and shall do or cause to be done all other acts, including the payment of any fees required in connection therewith, to cause such amendments or other actions to become effective.

                  (c) Tulip acknowledges that from and after the Distribution Date, the Tulip Name Rights will remain an asset of the Spinco Group and shall include any goodwill associated with the use of the "Tulip" name, and any derivative thereof.

                  SECTION 7.03. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, using its reasonable best efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party, its Group or its Group's business. The parties agree to enter into and execute such additional Distribution Documents as may be reasonably necessary, proper or advisable to effect the transactions contemplated by this Agreement or the Ancillary Agreements, provided, however that such additional Distribution Documents shall not diminish any of the rights granted or increase any of the Liabilities assumed under this Agreement or the Ancillary Agreements, or otherwise adversely affect Tulip or any of its Affiliates following the Distribution Time, and shall not be entered into without the prior written consent of Parent, which shall not be unreasonably withheld.

                  SECTION 7.04. Non-Solicitation. (a) Except as otherwise permitted by any Ancillary Agreement, for a period of two years from the Merger Effective Time, neither Group nor any of its Affiliates shall, directly or indirectly, solicit any employee of the other Group. Notwithstanding the foregoing, the restriction set forth in the immediately preceding sentence shall not apply to (i) Person who contacts such Group or any of its Affiliates in response to general advertisements or searches or other broad-based hiring methods or (ii) individuals who choose to leave for Good Reason the employment of, or are terminated by, a Group without the other Group having taken any action otherwise prohibited by this Section 7.04(a) . "GOOD REASON" for the purposes of this Section 7.04(a) shall mean reduction in compensation, a relocation of more than 25 miles from the employee's current place of employment or a diminution of the employee's duties and responsibilities.

                  (b) If any provision contained in this Section 7.04 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. In addition to and not in limitation of the parties' obligations under Section 9.14, each of the parties hereto acknowledges that the other party would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate such party for any such breach. Each of the parties hereto agrees that the other party shall be entitled to injunctive relief requiring specific performance by such party of this Section, and consents to the entry thereof.

                  SECTION 7.05. Third Party Beneficiaries. Parent shall be a third party beneficiary of this Agreement. Except as contemplated in the preceding sentence, nothing contained in this Agreement is intended to confer upon any Person or entity other than the parties hereto and their respective successors and permitted assigns and Parent, any benefit, right or remedies under or by reason of this Agreement, except that the provisions of Article 4 shall inure to the benefit of the Spinco Indemnitees and the Tulip Indemnitees.

                  SECTION 7.06. Intellectual Property Rights and Licenses. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreements, neither Group shall have any right or license in or to any technology, software, Intellectual Property Right or other proprietary right owned, licensed or held for use by the other Group.

                  SECTION 7.07. Insurance. (a) The Spinco Assets shall include any and all rights of an insured party under each of the Group Policies, subject to the terms of such Group Policies and any limitations or obligations of Spinco contemplated by this Section 7.07, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all Actions and Liabilities incurred or claimed to have been incurred prior to the Distribution Date by any party in or in connection with the conduct of any of the Spinco Group or Tulip or their respective businesses and operations, and which Actions and Liabilities may arise out of an insured or insurable occurrence under one or more of such Group Policies. With respect to all of the applicable Group Policies, Spinco shall use its reasonable best efforts, at its option, either (x) to cause Tulip and its Affiliates to be named or maintained as additional insured parties thereunder to the extent of, or (y) to obtain (at Spinco's expense at no cost to Tulip or any of its Affiliates) a run-off or tail coverage policy with respect to, in each case, their respective insurable interests in respect of Tulip Liabilities incurred or claimed to have been incurred prior to the Distribution Date and insured thereunder, and the Tulip Assets shall include such rights, to the extent they relate to Tulip Liabilities, of an additional insured party under each such Group Policy or under such run-off or tail policy, as applicable, subject to the terms of such policy which shall include a term of no less than six years.

                  (b) Spinco shall administer all Group Policies. In the event Tulip Liabilities are covered under the Group Policies for periods prior to the Distribution Date, or under any Group Policy covering claims made after the Distribution Date with respect to an action, error, omission or occurrence prior to the Distribution Date, then from and after the Distribution Date, upon request from Tulip, Spinco shall claim coverage for Insured Claims under such Group Policy as and to the extent that such insurance is available (subject to Section 7.07(c)) up to the full extent of the applicable limits of liability of such Group Policy.

                  (c) Spinco shall use its reasonable best efforts to cause Insurance Proceeds received with respect to claims, costs and expenses under the Group Policies (i) relating to Tulip Liabilities, to be paid directly to Tulip and (ii) relating to the Spinco Group Liabilities to be paid directly to Spinco (or the applicable member of the Spinco Group). In the event Spinco has been unable to cause Insurance Proceeds to be paid directly to Tulip in accordance with the preceding sentence, or to cause Tulip and its Affiliates to be named or maintained as additional insureds or to obtain run-off or tail policies in accordance with the last sentence of Section 7.07(a), Spinco shall inform Tulip of the reasons therefor and Tulip shall be entitled, at Spinco's cost and expense, to take such actions as may be necessary to (A) achieve such payment or
(B) achieve such additional insured status or (C) obtain such run-off or tail policy, so long as the actions referenced in (B) and (C) are not materially adverse to Spinco. Payment of the allocable portions of indemnity costs out of Insurance Proceeds resulting from such Group Policies will be made by Spinco to the appropriate party upon receipt from the insurance carrier (to the extent not paid directly to Tulip pursuant to the first sentence of this Section 7.07(c)). In the event that the aggregate limits on any Group Policies are exceeded by the aggregate of outstanding Insured Claims by the parties hereto, the parties shall agree on an equitable allocation of Insurance Proceeds based upon their respective bona fide claims. Each party agrees to use reasonable best efforts to maximize available coverage under those Group Policies applicable to such party, and to take all reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Group Policy have been exceeded or would be exceeded as a result of such Insured Claim. Notwithstanding any other provision of this Agreement, Spinco shall not be required to renew, extend or expand the coverage available under any of the Group Policies provided, that prior to any termination (or failure to reinstate) such Group Policies with respect to coverage of any Tulip Liabilities insured thereunder, Spinco shall afford Tulip the opportunity of taking such commercially reasonable steps as may be necessary to maintain such coverage in place.

                  (d) Spinco shall maintain insurance policies issued in favor of Spinco or its Subsidiaries that are customary and appropriate for a company in its industry for a period of not less than six years from and after the Distribution Time.

                                    ARTICLE 8

                                      TAXES

                  SECTION 8.01. Liability for Taxes. (a) Spinco shall be liable for and Spinco shall indemnify Tulip and its Affiliates for, all Taxes (A) imposed on or with respect to Tulip (or any consolidated, combined or unitary group of which Tulip was a member prior to the Distribution (each a "SPINCO AFFILIATED GROUP")) (i) for any taxable year or period that ends, with respect to Tulip, on or before the Distribution Date; (ii) for the Current Period; (iii) resulting solely from Tulip's inclusion in any Spinco Affiliated Group pursuant to Treasury Regulation Section 1.1502-6 (or comparable provision of state, local or foreign law); or (iv) resulting from any adjustment pursuant to Section 481(a) of the Code (or comparable provision of state, local or foreign law) by reason of a change in the method of accounting or other change with respect to any taxable year or period that ends with respect to Tulip on or before the Distribution Date or with respect to the Current Period or (B) resulting from a breach of the representation set forth in Section 8.07(b); provided, however, that Spinco shall not be liable and shall not indemnify Tulip for any Taxes imposed on Tulip as a result of any Parent-Directed Transaction. Notwithstanding any other provision, Spinco shall be liable for any Tax imposed on Tulip, any Spinco Affiliated Group, any member of the Spinco Group or any Tulip Affiliate as a result of the Merger or the ELF Merger. Any reference in this Section 8.01(a) to Tulip shall include a reference to any Tulip predecessor entity or any entity as to which Tulip is the successor.

                  (b) Tulip shall be liable for, and Tulip shall indemnify Spinco and its Affiliates for, all Taxes (other than any Taxes relating to Spinco, the Spinco Assets, the Spinco Business, the Discontinued Business or the Contributed Subsidiaries or otherwise the responsibility of Spinco under Section 4.01, 8.01(a) or 8.03) imposed on or with respect to Tulip (i) for any taxable year or period that begins, with respect to Tulip, after the Distribution Date and (ii) with respect to the Straddle Period, for the portion of such Straddle Period beginning, with respect to Tulip after the Distribution Date.

                  (c) For purposes of Sections 8.01(a) and 8.01(b), whenever it is necessary to determine the liability for Taxes of Tulip for the Current Period or for the portion of the Straddle Period beginning on the day following the Distribution Date, such Taxes shall be determined on the basis of a closing of the books of Tulip at the close of the Distribution Date except that any such Tax imposed annually based on the ownership of assets on a particular date shall be determined by prorating such Taxes, on a daily basis, to the period to and including the Distribution Date and the period thereafter; provided, however, that (i) Taxes imposed on Tulip as a result of any Parent-Directed Transactions shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Distribution Date, and (ii) Taxes imposed on Tulip that relate to Spinco, the Spinco Assets, the Spinco Business, the Discontinued Business or the Contributed Subsidiaries shall be allocated to the Current Period.

                  SECTION 8.02. Tax Returns. (a) Spinco shall cause to be prepared and timely filed all Tax Returns that are required to be filed by or with respect to Tulip for taxable years or periods ending on or before the Distribution Date for which the Tax Return is due on or before the Distribution Date and shall timely pay in full any Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared and filed in accordance with the Tax Reporting Standard.

                  (b) Spinco shall cause to be prepared all Tax Returns that are required to be filed by or with respect to Tulip (i) for the Current Period and
(ii) for any taxable years or periods ending, with respect to Tulip, on or before the Distribution Date for which the Tax Return is due after the Distribution Date. At least 45 days before the due date of any such Tax Return, Spinco agrees to provide Tulip a draft copy (the "DRAFT RETURN") of such Tax Return. Each such Tax Return shall not report any item in a manner that is inconsistent with the manner in which any corresponding item has been previously reported in any such Tax Return already filed, unless such inconsistent treatment is (w) required by law or due to a change in circumstances, or (x) is permitted by law, either Tulip or Spinco elects to make such change in treatment and such change would not be prejudicial to Spinco or Tulip (the "TAX REPORTING STANDARD"). In the case of Tax Returns described in clause (i) or (ii) of this
Section 8.02(b), (y) unless (A) Tulip believes that the proposed Tax Return does not comply with the Tax Reporting Standard or (B) Tulip disagrees with the manner in which the matters set forth in Section 8.03(a), (b), (c), (d) or (e) or the matters set forth in the definition of "Tax Amount" (as defined in the Merger Agreement) (or items affecting any Tax resulting from such matters) are treated on such Draft Return on the basis that such matters or items are calculated inconsistently with the definition of the Tax Amount, the Tax Return shall be filed as set forth in the Draft Return and (z) to the extent necessary for such Tax Return to be duly filed, Tulip shall cause an officer or other authorized person to execute such Tax Returns and Tulip agrees to cause such Tax Returns to be filed. In the event that Tulip believes that the proposed Tax Return does not comply with the Tax Reporting Standard or Tulip disagrees with such Draft Return as set forth in clause (B) above, the parties shall endeavor to resolve their disagreement over this matter, and failing that a neutral accountant mutually acceptable to Tulip and Spinco shall resolve the disagreement (consistent with the definition of Tax Amount, including the Reasonably Expected By The Accountants standard set forth therein) prior to the date the Tax Return is due. Tulip shall cause an officer or other authorized person to execute such Tax Return reflecting the resolution by the neutral accountants and Tulip agrees to cause such Tax Return to be filed. Spinco shall determine (subject to any audit adjustment and subject to the consent of Tulip (which consent shall not be unreasonably withheld)) the allocation and apportionment of any unused net operating losses and credits of Tulip or the Spinco Affiliated Group and Spinco and Tulip shall report consistently with such determination.

                  (c) Tulip shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns that are required to be filed by it for taxable years or periods beginning, with respect to Tulip, after the Distribution Date and shall timely pay in full any Taxes due in respect of such Tax Returns.

                  (d) Spinco shall pay Tulip, no later than two Business Days prior to the date such Taxes are due to the applicable Taxing Authority, the amount of any Taxes that (i) Tulip or any Tulip Affiliate is required to pay to the applicable Taxing Authority and (ii) are either Taxes for which Spinco is liable pursuant to Section 8.01(a) or 8.03 or are Spinco Group Liabilities. Spinco shall pay, or cause to be paid, directly to the applicable Taxing Authority any other Taxes that are Spinco Group Liabilities.

                  SECTION 8.03. Distribution. Notwithstanding any other provision, Spinco shall be liable for any Taxes that are imposed on Tulip, any Spinco Affiliated Group, any member of the Spinco Group, any Tulip Affiliate or any other Person as a result (in whole or in part) of (a) the Distribution, (b) the Restructuring, (c) any transaction undertaken in anticipation of the Distribution or the Restructuring, (d) any reduction in Tulip's basis in Spinco by reason of an indemnity payment or otherwise, or (e) any election made in connection with any of the above (it being understood that, to the extent required to avoid double-counting, the dollar amount of the reduction in the Merger Consideration (as defined in the Merger Agreement) by reason of paragraph (a) (6) of Schedule I to the Merger Agreement shall reduce such indemnification obligation (except to the extent that Spinco receives a refund, credit or other recovery of, or relating to, such amount)).

                  SECTION 8.04. Tax Refunds and Benefits.

                  (a) Spinco shall be entitled to any refund of any Taxes of Tulip, which Taxes are for taxable years or periods (or portions thereof) ending, with respect to Tulip, on or before the Distribution Date, including any interest paid by the applicable Governmental Entity thereon (net of any Tax on such interest), received by Tulip, Parent, or any of their respective Affiliates, and any amounts credited against Taxes of Tulip, which Taxes are for taxable years or periods (or portions thereof) ending, with respect to Tulip, on or before the Distribution Date, to which Tulip, Parent, or any of their respective Affiliates becomes entitled. Spinco shall have the right to determine whether any claim for refund of such Taxes to which Spinco is entitled shall be made on behalf of Spinco by Tulip, Parent or any of their respective Affiliates. If Spinco elects to make a claim for refund of such Taxes to which Spinco is entitled, Tulip and Parent shall cooperate fully in connection therewith. Without the prior written consent of Spinco, neither Tulip, Parent nor any of their respective Affiliates shall (i) make any election or (ii) file any amended Tax Return or propose or agree to any adjustment of any item with the IRS or any other taxing authority with respect to any taxable year or period of Tulip ending, with respect to Tulip, on or before the Distribution Date that would have the effect of increasing the Taxes of Tulip for any taxable year or period ending, with respect to Tulip, on or before the Distribution Date. Notwithstanding any other provision: Spinco shall not (and Tulip shall) be entitled to any refunds (and interest thereon) or credits (A) that result from a carryback of any Tax item (other than a Tax item relating to the Spinco Assets, the Spinco Business or the Discontinued Business), (B) of or against Taxes resulting from a Parent-Directed Transaction or (C) of or against Taxes (to the extent such refunds and credits do not exceed the Tax Amount) imposed as a result of any of the matters set forth in Section 8.03(a), (b), (c), (d) or (e), in the case of this clause (C), prior to the date on which all relevant Tax years have been Finally Settled.

                  (b) Tulip shall be entitled to any refund of any Taxes of Tulip, which Taxes are for taxable years or periods (or portions thereof) beginning, with respect to Tulip, after the Distribution Date, including any interest paid thereon, received by Tulip, Parent, or any of their respective Affiliates or any member of the Spinco Group, and any amounts credited against Taxes of Tulip, which Taxes are for taxable years or periods (or portions thereof) beginning, with respect to Tulip, after the Distribution Date, to which Tulip, Parent, or any of their respective Affiliates or any member of the Spinco Group becomes entitled. Tulip shall have the right to determine whether any claim for refund of Taxes of Tulip for taxable years or periods (or portions thereof) beginning, with respect to Tulip, after the Distribution Date (and any other claim for refund of Taxes to which Tulip is entitled) shall be made.

                  (c) Spinco and Tulip agree to determine (subject to any audit adjustment) the unused net operating losses of Tulip (or any consolidated, combined or unitary group of which Tulip was a member prior to the Closing Date) as of the close of the Distribution Date in a manner consistent with the closing of the books methodology described in Section 8.01(c) and applicable Tax law; provided, however, that any deductions or losses allowed under the Code that would not have arisen but for any obligations listed in paragraph (a) (1), (2),
(4), (5) or (7) of Schedule I to the Merger Agreement for which Spinco or the shareholders of Tulip, immediately prior to the Distribution, are directly or indirectly responsible shall be allocated (subject to any audit adjustment) to the Current Period. Spinco and Tulip agree that, to the extent that under applicable Tax rules, such unused net operating loss is apportioned to Tulip, Spinco shall be entitled, from and after the Offset Date, to offset its indemnity obligations hereunder by an aggregate amount equal to the Offset Amount. The "Offset Amount" shall mean the dollar amount of any tax benefit (that is a reduction in taxes payable or is a refund, but not any deemed or actual interest on any amount) that Tulip (or any consolidated, combined or unitary group of which Tulip is a member after the Distribution Date) actually derives after the Distribution Date (taking into account all facts and circumstances as of the Offset Date) in cash from (but not in excess of the amount of any such tax benefit that Spinco and its Subsidiaries would have derived on or prior to the Offset Date if the net operating loss had been apportioned to Spinco), and would not have derived but for, the utilization of such losses. The "Offset Date" shall mean the latest of (i) the date on which the taxable year of Tulip in which such utilization occurs is Finally Settled,
(ii) the date on which the taxable year of Tulip ending on the Distribution Date is Finally Settled and (iii) the date on which Spinco or its Subsidiaries would have derived such tax benefit if the net operating loss had been apportioned to Spinco. "Finally Settled" shall mean, with respect to a taxable year or period, finally and conclusively settled with the Internal Revenue Service or, if such year or period is not audited by the Internal Revenue Service, the date on which all applicable statutes of limitations with respect to such year or period have expired. For purposes of determining utilization and the benefit derived from utilization, such net operating losses shall be the last item to be taken into account for any taxable year or period. In the event that facts or circumstances arise or come to light after the Offset Date which would reduce the Offset Amount (treating references in the definition of Offset Amount to such later date), then the Offset Amount shall be reduced to such revised amount, and Spinco shall immediately remit to Tulip in cash the amount by which the reduction in the Offset Amount has reduced any indemnification obligation of Spinco hereunder.

                  SECTION 8.05. Tax Sharing Arrangements. Any Tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by Spinco, Tulip or any of their respective Affiliates shall be terminated as to Tulip and its Affiliates as of the Distribution Date, and no payments which are owed by or to Tulip or any of its Affiliates pursuant thereto shall be made thereunder.

                  SECTION 8.06. Contest Provisions. (a) Spinco shall have the sole right to represent Tulip's interests in any Tax audit or administrative or court proceeding (a "TAX PROCEEDING") of Tulip (or any consolidated, combined or unitary group of which Tulip is the common parent) for taxable periods ending, with respect to Tulip, on or before the Distribution Date, and to employ counsel of its choice at its expense; provided, however, that (i) Spinco shall provide Tulip with a timely and reasonably detailed account of each stage of such Tax Proceeding and a copy of all documents relating to such Tax Proceeding, (ii) Spinco shall consult with

Tulip before taking any significant action in connection with such Tax Proceeding, (iii) Spinco shall consult with Tulip and offer Tulip an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) Spinco shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding and (v) Spinco shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, of Tulip if such settlement, compromise or abandonment could reasonably be expected to adversely affect Tulip.

                  (b) In the case of a Tax Proceeding for a Straddle Period of Tulip (a "STRADDLE PERIOD TAX PROCEEDING") (i) Spinco shall control such proceeding if the claims for which Spinco is responsible exceed the claims for which Tulip is responsible, and Tulip shall control such Tax Proceeding if the claims for which Tulip is responsible exceed the claims for which Spinco is responsible (Spinco or Tulip respectively, the "CONTROLLING PARTY," and Tulip or Spinco, respectively, the "NONCONTROLLING PARTY"), (ii) the Controlling Party shall provide the Noncontrolling Party with a timely and reasonably detailed account of each stage of such Straddle Period Tax Proceeding and a copy of all documents (or portions thereof) relating to such Straddle Period Tax Proceeding,
(iii) the Controlling Party shall consult with the Noncontrolling Party before taking any significant action in connection with such Straddle Period Tax Proceeding and shall consult with the Noncontrolling Party and offer the Noncontrolling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Straddle Period Tax Proceeding, (iv) the Controlling Party shall defend such Straddle Period Tax Proceeding diligently and in good faith as if the taxpayer whose Tax Return is at issue were the only party in interest in connection with such Straddle Period Tax Proceeding, (v) the Noncontrolling Party shall have the right to participate in any conference with any Tax authority regarding any Tax for which the Noncontrolling Party may be required to indemnify the Controlling Party or any Affiliate of the Controlling Party or may otherwise be liable, and (vi) the Controlling Party shall not settle, compromise or abandon any such Straddle Period Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, of the Noncontrolling Party. In the event that the Noncontrolling Party reasonably withholds consent pursuant to clause
(vi) above, the Noncontrolling Party shall be entitled to assume the defense of the Straddle Period Tax Proceeding; provided that the Controlling Party's liability in connection with the Straddle Period Tax Proceeding shall be limited to the amount such liability would have been under the proposed settlement.

                  (c) Tulip shall have the sole right to control (including as to settlement) any other Tax Proceeding of Tulip.

                  (d) Except to the extent set forth in Section 8.06(a), (b) or
(c), Spinco shall have the sole right to control (including as to settlement) any Tax Proceeding of Spinco or any of the Contributed Subsidiaries.

                  (e) Tulip (or its Affiliate) shall have the sole right to control (including as to settlement) any Tax Proceeding of ELF or any of its Subsidiaries.

                  (f) Notwithstanding any other provision of this Agreement, Tulip and its Affiliates shall be entitled to (i) control (including as to settlement), and Spinco and its Affiliates shall not be entitled to participate in, any Tax Proceeding with respect to any consolidated, combined or unitary Tax Return that includes ELF, Parent or any of their respective Subsidiaries for any taxable period, or Tulip for any taxable period (or portion thereof) beginning, with respect to Tulip, after the Distribution Date and (ii) file in such manner as it chooses in its sole discretion any Tax Return described in clause (i) above (and neither Spinco nor any of its Affiliates shall be entitled to any copy of or information from any Tax Return described in clause (i) above (other than information relating solely to ELF, its Subsidiaries or Tulip)).

                  (g) Notwithstanding any other provision of this Agreement, Spinco and its Affiliates shall be entitled to (i) control (including as to settlement), and Tulip and its Affiliates shall not be entitled to participate in, any Tax Proceeding with respect to any consolidated, combined or unitary Tax Return that includes Spinco for any taxable period (or portion thereof) beginning, with respect to Spinco, after the Distribution Date, and (ii) file in such manner as it chooses in its sole discretion any Tax Return described in clause (i) above (and neither Tulip nor any of its Affiliates shall be entitled to any copy of or information from any Tax Return described in clause (i) above).

                  SECTION 8.07. Cooperation on Tax Matters; Other Tax Matters.
(a) Each of Tulip, Spinco or any of their respective Affiliates shall provide the others with such assistance as may reasonably be requested by each of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each shall provide the others with any records or information which may be relevant to such Tax Return, audit or examination, proceedings or determination.

                  (b) Spinco hereby represents and warrants to Tulip and its Affiliates that there is no agreement or transaction pursuant to which ELF or any of its Subsidiaries will pay or will become obligated to pay Taxes of Tulip or any Person owned directly or indirectly by Tulip at any time (other than Taxes imposed directly (and not by reason of any such agreement or transaction) by the applicable Governmental Entity on ELF or any Person owned directly or indirectly by ELF at any time). Such representation shall survive until the end of the applicable statute of limitations (or such later time as all claims in respect thereof are resolved).

                  (c) In the event that the Distribution occurs on a different date from the date of the ELF Merger, references above in this Article 8 (or any definition used in this Article 8 for purposes of this Article 8) to "Distribution Date" shall instead refer to the ELF Merger Date.

                                   ARTICLE 9

                                  MISCELLANEOUS

                  SECTION 9.01. Notices. All notices and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be deemed given when received addressed as follows:

                  If to Tulip to:

                           Keebler Holding Corp.
                           c/o Kellogg Company
                           One Kellogg Square
                           Battle Creek, Michigan 49016
                           Telecopy:  (616) 961-6598
                           Attention:  Janet L. Kelly

                  With copies to:

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York  10019
                           Telecopy:  (212) 403-2000
                           Attention:  Daniel A. Neff

                  If to Spinco, to:

                           Flowers Foods, Inc.
                           1919 Flowers Circle
                           Thomasville, Georgia  31757
                           Telecopy:  (912) 225-5433
                           Attention:  G. Anthony Campbell

                  With a copy to:

                           Jones, Day, Reavis & Pogue
                           3500 SunTrust Plaza
                           303 Peachtree Street, N.E.
                           Atlanta, Georgia  30308-3242
                           Telecopy:  (404) 581-8330
                           Attention:  Robert W. Smith
                                       Lizanne Thomas

                  Any party may, by written notice so delivered to the other parties, change the address to which delivery of any notice shall thereafter be made.

                  SECTION 9.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Tulip and Spinco, or in the case of a waiver, by the party against whom the waiver that is materially adverse is to be effective. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or waiver shall be subject to the prior written consent of Parent.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 9.03. Expenses. All costs and expenses incurred by Tulip or Spinco in connection with the preparation, execution and delivery of the Ancillary Agreements and the consummation of the Merger, the Distribution and the other transactions contemplated hereby and therein (including the fees (other than up to $16 million in advisory fees) and expenses of all counsel, accountants and financial and other advisors of both Groups in connection therewith, and all expenses in connection with preparation, filing and printing of the Registration Statement) shall be paid by Spinco; provided that Parent and its Affiliates shall pay their own expenses, if any, incurred in connection with the Distribution, and Spinco shall pay all other expenses of Tulip or Spinco or any of their respective Subsidiaries, in connection with the Transaction Agreements (as defined in the Merger Agreement), in each case except as specifically provided otherwise herein, in the Merger Agreement or any Ancillary Agreement.

                  SECTION 9.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Parent and the other party hereto. If any party or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under the Distribution Documents.

                  SECTION 9.05. Governing Law. Subject to the provisions of the Georgia Business Corporation Code applicable to the Distribution, this Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflict of laws rules thereof.

                  SECTION 9.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

                  SECTION 9.07. Entire Agreement. This Agreement, the Merger Agreement, the Confidentiality Agreement, the Ancillary Agreements and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the Confidentiality Agreement, the Merger Agreement, the Ancillary Agreements or the other Distribution Documents has been made or relied upon by any party hereto. To the extent that the provisions of this Agreement are inconsistent with the provisions of any Ancillary Agreement, the provisions of such Ancillary Agreement shall prevail.

                  SECTION 9.08. Certain Transfer Taxes. Except as otherwise provided in the Ancillary Agreements, all transfer, documentary, sales, use, stamp and registration taxes and fees (including any penalties and interest) incurred in connection with any of the transactions described in Article 2 or 3 of this Agreement shall be borne and paid by Spinco. Subject to the following sentence, the party that is required by applicable law to file any return or make any payment with respect to any of those Taxes shall do so, and the other party shall cooperate with respect to that filing or payment as necessary. To the extent that Tulip is required to pay such Taxes to the applicable Governmental Entity, Spinco shall pay Tulip the amount of such Taxes in accordance with this Section 9.08, no later than two Business Days prior to the date such Taxes are due.

                  SECTION 9.09. Jurisdiction. Except as otherwise expressly provided in this Agreement, any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware State court, and each of the parties hereby consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.01 shall be deemed effective service of process on such party.

                  SECTION 9.10. Pre-Litigation Dispute Resolution. Prior to the bringing of any Action against the other, senior officers of Tulip and Spinco shall confer, consult and in good faith attempt for a period of 30 calendar days to resolve any dispute between such parties relating to this Agreement or any of the Ancillary Agreements without resort to legal remedies.

                  SECTION 9.11. Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

                  SECTION 9.12. Survival. All covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth therein.

                  SECTION 9.13. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

                  SECTION 9.14. Specific Performance. Each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this

Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the other non-breaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting liens on the assets of the breaching party to secure the performance by the breaching party of those obligations).

                  IN WITNESS WHEREOF the parties hereto have caused this Distribution Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                       FLOWERS INDUSTRIES, INC.

                                       By: /s/ G. A. Campbell
                                           --------------------------------
                                           Name:
                                                ---------------------------
                                           Title:
                                                 --------------------------


                                       FLOWERS FOODS, INC.

                                       By: /s/ G. A. Campbell
                                           --------------------------------
                                           Name:
                                                ---------------------------
                                           Title:
                                                 --------------------------